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                                                                   EXHIBIT 99.2


       Cox Communications, Inc.
       1400 Lake Hearn Drive, NE
NEWS   Atlanta, Georgia 30319                                        [COX LOGO]


    COX COMMUNICATIONS, INC. ANNOUNCES PRICING OF $750 MILLION DEBT OFFERING

         ATLANTA - Cox Communications, Inc. (NYSE: COX) today announced it has agreed to sell $250,000,000 3 7/8% notes due 2008 and $500,000,000 5 1/2% notes due 2015 for aggregate net proceeds of approximately $740.1 million. Cox has appointed Banc of America Securities LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. as joint book-running managers.

         Cox intends to use the proceeds from this offering to finance a portion of a cash tender offer for its outstanding Exchangeable Subordinated Discount Debentures due 2020 (the "Discount Debentures"), previously announced on August 26, 2003. As of the early tender date, September 9, 2003, $1,775,347,000 principal amount at maturity of the Discount Debentures, representing approximately 96.6% of the outstanding aggregate principal amount at maturity of the Discount Debentures, had been validly tendered and not validly withdrawn. If Cox accepts these tendered Discount Debentures for payment, the aggregate purchase price will be approximately $905.4 million, plus accrued and unpaid cash interest to, but excluding, the tender offer settlement date.

         These debt securities will be sold pursuant to Cox's shelf registration statement, which has been declared effective by the U.S. Securities and Exchange Commission. This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any debt securities of Cox. Nothing in this news release should be constructed as an offer to purchase any outstanding Discount Debenture, as any such offer is only being made upon the terms and are subject to the conditions set forth in Offer to Purchase dated August 26, 2003.


                                     (more)
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         A copy of the prospectus related to this offering, when available, can be obtained from: Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, New York, NY 10001; Citigroup Global Markets Inc., Prospectus Department, 140 58th St., Brooklyn, New York 11220; or J.P. Morgan Securities Inc., Prospectus Department 34 Exchange Place, 4th Floor, Jersey City, New Jersey 07311.

         Cox Communications, Inc., a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customers, including 6.3 million basic cable subscribers. The nation's fourth-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media(SM) brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

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INVESTOR RELATIONS                                      MEDIA RELATIONS
Lacey Lewis                                             Laura Oberhelman
(404) 269-7608                                          (404) 269-7562